Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Announces Increased Focus on Profitable Growth Strategy;
Board Authorizes Share Repurchase Authorization of 10 Million Shares

ATLANTA, November 18, 2005 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced the acceleration of its comprehensive plan to enhance shareholder value, built upon the demonstrated success of the Profitable Growth Strategy that the Company has articulated and executed over the past two years.  As part of this plan, the Board of Directors has authorized the Company to repurchase 10 million shares of the Company’s stock.

“The record results in the fourth quarter of fiscal 2005 reinforce the effectiveness of our profitable growth initiatives in achieving greater profitability by optimizing efficiencies, increasing market penetration, and leveraging our national brand.  During that quarter, we improved homebuilding gross margin and operating income margin by 350 basis points over the prior year, driving a 98% increase in diluted earnings per share,” said Ian J. McCarthy, President and Chief Executive Officer.  “Beazer Homes will build upon these successes by targeting margins and return on invested capital within the upper quartile of the industry.”

“During the previous quarter and fiscal year, the Company has made considerable progress in realizing our stated goal of enhancing margins and profitability by executing its profitability initiatives.  The Board of Directors and management of Beazer Homes have since further developed our Profitable Growth Strategy to enhance shareholder value in the context of the current market environment.  Coupled with continued execution of our profitable growth initiatives, we will pursue a more aggressive share repurchase strategy to further enhance shareholder value,” said McCarthy.  “The Board of Directors has authorized the expansion of the Company’s existing share repurchase program from 2 million shares as of September 30, 2005 to a total of 10 million shares.  This increase reflects our confidence in Beazer Homes’ future performance and our commitment to returning capital to our shareholders.”

The Company expects to execute the repurchase program within the next 36 months, with $200-$250 million allocated to share repurchases in fiscal 2006, subject to market conditions and other factors.  Shares may be purchased for cash in the open market, on the New York Stock Exchange or in privately negotiated transactions.  Furthermore, the Company will enter into a plan under Rule 10b5-1 to execute a portion of the share repurchase program, supplemented with opportunistic purchases in the open market or in privately negotiated transactions.  The Company said that following the release of its fourth quarter and fiscal year results, it had repurchased 500,000 shares.

The Company will fund this expanded share repurchase program by redeploying its cash by limiting or curtailing operations in certain markets, reinvesting in higher margin markets and accelerating cash generation through increased profitability. The Company intends to maintain a capital structure with net debt to total capitalization at approximately 50%.  Given the further development of this strategy, the Company is also reviewing its existing compensation programs, including better aligning the interests of management and its shareholders within the context of this program.

“Our strong level of backlog, coupled with our current expectations for further competitive advantages for large public builders such as Beazer Homes, provides us confidence in our future.” said McCarthy.  “In addition, our recent review of our capital allocation strategies is highly focused on our most profitable opportunities.  We expect that our margin expansion program, combined with the announced expansion of our share repurchase authorization to 10 million shares, will further enhance shareholder value.  We also maintain our initial outlook for fiscal 2006 diluted earnings of $10.50 per share, not taking into account any impact from these capital allocation strategies.  Any impact these strategies may have on our outlook will be addressed prospectively.”

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, the impact on operations of measures taken to fund our share repurchase program and the effect of such program generally, and other factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and Form S-4 filed with the Securities and Exchange Commission on August 3, 2005.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`